Exhibit 99.1

Rackspace Technology Appoints Leading Investment Banking Executive Thomas Cole to Board of Directors

Cole brings over 37 years of Wall Street experience and wealth of executive leadership to Rackspace

SAN ANTONIO – October 4, 2023 – Rackspace Technology® (NASDAQ: RXT), a leading end-to-end multicloud technology solutions company, today announced the appointment of Thomas Cole to the Board of Directors. Cole is an experienced finance executive with an illustrious 37-year career on Wall Street.

“Tom brings a wealth of executive leadership and financial expertise to the Rackspace Board, making him a valuable addition,” said Amar Maletira, Chief Executive Officer Rackspace Technology. “Tom’s addition to our board will help further solidify our market position as the leading multicloud solutions company.”

With extensive experience in investment banking, Cole spent 11 years at Citibank, where he was co-head of their leveraged finance business for the US and Canada. He was responsible for managing the origination, underwriting, and distribution of leveraged loan and high yield bond financings for large corporate issuers as well as liaising with US regulators from the Federal Reserve, the FDIC and the OCC.

Before Citibank, Cole spent two and a half years at HSBC and was promoted to Co-Head of their Commercial and Investment banking business for the Americas. Cole also spent a 20-year career with Deutsche Bank in Investment Banking, primarily in client service and origination, where he led the US leveraged finance group until his departure at the end of 2007.

“I’m excited to join the Rackspace Technology Board of Directors and work with the innovative leaders focusing on building solutions and services to meet customers wherever they are in their digital transformation journey,” said Cole. “Rackspace has a bright future, and I look forward to working with Amar and the team as we pursue opportunities to create value for customers and all business stakeholders.”

Cole currently serves as Managing Partner and Founder of the consulting and advisory firm Narrowgate Partners. He is also on the board of several non-profit organizations. Cole attended the Kelley School of Business at Indiana University, graduating with a BS in Finance. He also received an MBA in Accounting and Finance from The University of Chicago Booth School of Business.

About Rackspace Technology
Rackspace Technology is a leading end-to-end multicloud technology services company. We can design, build, and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products, and adopt innovative technologies.